Exhibit 99.1

For Release: October 20, 2005
Contact: Lisa Razo
(802) 865-1838

Merchants Bancshares, Inc. Dividend Declaration, Earnings Release Calendar
and New Stock Repurchase Program

SOUTH BURLINGTON, VT - Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, announced today that its Board of Directors declared a dividend of 27 cents per share payable November 17, 2005, to shareholders of record as of November 3, 2005. Merchants plans to release earnings on or about November 1, 2005 and file its 10-Q on the same day.

Mr. Joseph Boutin, President and Chief Executive Officer, Mr. Michael Tuttle, Chief Operating Officer and Ms. Janet Spitler, Chief Financial Officer, will host a conference call to discuss these earnings results at 10:00 a.m. Eastern Time on Thursday November 3, 2005. Interested parties may participate in the conference call by dialing (800) 230-1766; the title of the call is Earnings Release Conference Call for Merchants Bancshares, Inc. Participants are asked to call a few minutes prior in order to register. A replay will be available until noon on Thursday November 10, 2005. The U.S. replay dial-in number is (800) 475-6701. The replay access code is 750850.

Merchants' Board of Directors approved today a new stock repurchase program, pursuant to which Merchants may repurchase 200,000 shares of its common stock on the open market from time to time through October 2006. The new program will commence upon utilization of the 300,000 shares of common stock authorized under the Company's previous stock repurchase program, originally approved in January 2001. Under that program Merchants has purchased 279,281 shares of its own common stock on the open market, at an average per share price of $23.33 through September 30, 2005.

The mission of Merchants Bank is to provide best-in-class community banking services in the state of Vermont. This commitment is fulfilled through a community, branch-based system that includes 35 bank offices throughout Vermont, employees dedicated to quality customer service, and innovative banking products such as Free Checking for Life(R) checking accounts, MoneyLYNX(R) money market accounts, and CommerceLYNX(R) business banking products. Merchants Bank also includes a trust and investment division, known as Merchants Trust Company, serving individuals and institutions. For more information about Merchants Bank visit our website at www.mbvt.com. Merchants' stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants' actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.
